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                                                                   EXHIBIT 12(B)

                             ITT DESTINATIONS, INC.

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                             (Millions of Dollars)

                                                              NINE MONTHS
                                                                 ENDED
                                                              SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                                              -------------     ----------------------------------------
                                                              1995     1994     1994     1993     1992     1991     1990
                                                              ----     ----     ----     ----     ----     ----     ----
Earnings:
Income from continuing operations..........................   $103     $ 59     $ 74     $ 39     $  2     $ 43     $ 20
Add (deduct):
  Adjustment for distributions in excess of (less than)
    undistributed equity earnings and losses...............     13       11       16       13       21       --       --
  Income taxes.............................................     69       44       58       63        4       28       --
  Minority equity in net income............................     16       11       12       17       15       14        7
  Amortization of interest capitalized.....................      2        2        3        3        4       17        2
                                                              ----     ----     ----     ----     ----     ----     ----
                                                               203      127      163      135       46      102       29
                                                              ----     ----     ----     ----     ----     ----     ----
Fixed Charges:
  Interest and other financial charges.....................    254       74      132       30       41      171      143
  Interest factor attributable to rentals..................     19       22       25       29       29       27       23
                                                              ----     ----     ----     ----     ----     ----     ----
                                                               273       96      157       59       70      198      166
                                                              ----     ----     ----     ----     ----     ----     ----
Earnings, as adjusted, from continuing operations..........   $476     $223     $320     $194     $116     $300     $195
                                                              ====     ====     ====     ====     ====     ====     ====
Fixed Charges:
  Fixed charges above......................................   $273     $ 96     $157     $ 59     $ 70     $198     $166
  Interest capitalized.....................................      5        1        5        1        8       15       37
                                                              ----     ----     ----     ----     ----     ----     ----
  Total fixed charges......................................   $278     $ 97     $162     $ 60     $ 78     $213     $203
                                                              ====     ====     ====     ====     ====     ====     ====
Ratios:
  Earnings, as adjusted, from continuing operations to
    total fixed charges....................................   1.71     2.30     1.98     3.23     1.49     1.41        *
                                                              ====     ====     ====     ====     ====     ====     ====

---------------
Notes:

* Earnings are inadequate to cover total fixed charges by $8.

(a) The adjustment for distributions in excess of (less than) undistributed equity earnings and losses represents the adjustment to income for distributions in excess of (less than) undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

(b) Interest and other financial charges excludes interest expense on joint venture borrowings of $11 million in each of the nine month periods ended September 30, 1995 and 1994 and $15 million and $17 million, respectively, in the years ended December 31, 1994 and 1993.

(c) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.

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